EXHIBIT 99.1
UPC Holding B.V.
UPC Holding B.V. Provides Selected Financial Information for
the Three Months and Year Ended December 31, 2005
Amsterdam, the Netherlands — March 15, 2006: UPC Holding B.V. (“UPC Holding”) is providing today selected, preliminary financial information for the three months and year ended December 31, 2005. UPC Holding is a subsidiary of Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK). A copy of this press release will be posted to the investor relations section of the Liberty Global website (www.lgi.com). In addition, the full financials statements with the accompanying notes will be posted in the coming weeks. Highlights for the year compared to UPC Holding’s results for the same period last year include1:
•	Revenue growth of 30% to €2,086 million

•	Operating cash flow growth of 24% to €769 million[2]

•	Earnings (loss) before tax[3] improved by 30% to €(638) million

•	An organic[4] increase of 664,000 RGUs[5], a 105% improvement in net additions
Financial and Operating Results
Total consolidated revenue for the year ended December 31, 2005 increased 30% to €2,086 million as compared to the same period last year. The increase was principally due to acquisitions and continued growth in our central and eastern European businesses. Eliminating the effects of exchange rate movements and acquisitions, revenue increased over 9% year over year.
Operating cash flow for the year ended December 31, 2005 increased 24% to €769 million as compared to the prior year period. The increase was principally driven by the impact of acquisitions and the continued growth in our central and eastern European businesses; while partially offset by the Netherlands, where we are implementing our “digital-for-all” (D4A) project6, and increased marketing costs from subscriber additions. Eliminating the effects of exchange rate movements and acquisitions, operating cash flow increased 9% year over year. Excluding the Netherlands as well as the effects of exchange rate movements and acquisitions, operating cash flow improved 22% year over year.
At December 31, 2005, UPC Holding had 11.6 million RGUs, which represented an organic increase of 664,000 RGUs and an increase of 1.5 million RGUs as a result of acquisitions during the year. The organic RGU net additions in 2005 represent a 105% increase in net additions over the prior year. The 664,000 organic net additions for the year ended December 31, 2005 include 388,000 broadband Internet subscribers, 229,000 telephony subscribers and 46,000 video subscribers. Our broadband Internet subscriber additions were strong in 2005, particularly due to the continued success of our high-speed internet access services in the Netherlands, Poland and Hungary. Our telephony additions were driven primarily by the continued success of our digital phone offerings in the Netherlands,

[1]	Results from UPC Norway are treated as a discontinued operation in the historical financial figures, thus UPC Norway’s revenue and operating cash flow for all historical periods are retroactively removed from such figures. We have separately identified Norway as a discontinued operation in our historical subscriber tables and are reporting subscriber metrics excluding the impact of Norway.

[2]	Please see pages 4 and 5 for an explanation of operating cash flow and its reconciliation.

[3]	Earnings (loss) before tax is before income taxes, minority interest, and discontinued operations.

[4]	Organic figures exclude RGUs at the date of acquisition but include the impact of changes in RGUs from the date of acquisition.

[5]	Please see footnote 4 on page 8 for details to the definition of Revenue Generating Units.

[6]	In our D4A project, we provide a digital interactive television box and digital service at the analog rate for six months to analog subscribers who accept the box and agree to accept the service. Upon acceptance of the box, the subscriber is counted as a digital cable subscriber rather than an analog cable subscriber. After the six month promotional period, the subscriber will have the option to discontinue the digital service or pay an additional amount, on top of the analog rate, to receive the digital service.

France and Hungary. The digital video RGU increase was driven primarily by upgrades from our analog video subscriber base and increased subscribers to our DTH service offering. The “digital-for-all” project in the Netherlands is on track and by early March, our digital video subscribers in the market were over 170,000, double the total base at the end of December 2005.
2006 Guidance
With respect to the full year 2006 targets for UPC Holding B.V., we expect that revenue growth and capital expenditures (including capital lease additions) as a percentage of revenue will largely be in line with the consolidated targets for Liberty Global as set out in the press release dated March 14, 2006; while we expect OCF growth will be somewhat below Liberty Global’s consolidated target. The UPC Holding 2006 targets may be impacted by the Netherlands where we expect flat OCF, due primarily to the continuing roll-out of the D4A project.
About UPC Holding B.V.
UPC Holding owns businesses that provide video, high-speed Internet access and telephone services through broadband networks in 12 European countries. At December 31, 2005, UPC Holding’s networks passed approximately 16 million homes and served approximately 11.6 million revenue generating units (as customarily defined by Liberty Global), including approximately 9.3 million video subscribers, 1.6 million broadband Internet subscribers and 0.7 million telephone subscribers.
On July 29, 2005, UPC Holding issued €500 million of 7 3/4% Senior Notes due 2014 and on October 10, 2005, UPC Holding issued a further €300 million of 8 5/8% Senior Notes due 2014. UPC Holding is required under the terms of the indentures for the foregoing Senior Notes to provide certain financial information regarding UPC Holding B.V. to bondholders on a quarterly basis. UPC Broadband Holding B.V., a wholly owned subsidiary of UPC Holding, is the borrower and UPC Holding is the guarantor of outstanding indebtedness under a senior secured credit facility (the “UPC Broadband Holding credit facility”) which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its year end results. The financial information contained herein is preliminary and subject to possible change. UPC Holding presently expects to issue its financial statements prior to the end of March, at which time they will be posted in the investor relations section of the Liberty Global website (www.lgi.com). Copies will also be available from the Trustee for the Senior Notes.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance given for 2006 and the continued strength of our service offerings. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services, the long-term success of our D4A program in the Netherlands, changes in technology, regulation and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow and achieve assumed margins including, to the extent annualized figures imply forward-looking projections, continued performance comparable with the period annualized, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please contact:

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 9738	+31 20 778 9447

Selected Financial Data
The following table provides selected, preliminary Revenue and Operating Cash Flow data for the year and three months ended December 31, 2005 and 2004 for each reportable segment of UPC Holding B.V. The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s year-end audited financial statements. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the Euro change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency effects (FX), and (iv) the percentage change from period to period, after removing FX and the effects of acquisitions. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table. The acquisition impact is calculated as the difference between current and prior year amounts that are attributable to the timing of an acquisition. The FX adjustment and acquisition impact, when taken together, yield an organic growth calculation that incorporates the impact of acquisitions only when they are included in both comparable periods. Other Western Europe includes our operating segments in Ireland, Sweden and Belgium. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia.
Revenue

	Year ended		Increase		Increase (decrease)
Full Year	December 31,		(decrease)		excluding FX
						FX and
	2005	2004	€	%	FX %	Acquisitions %
	amounts in thousands, except % amounts
The Netherlands	€627,400	€587,173	€40,227	6.9	6.9	6.9
France	412,970	251,552	161,418	64.2	64.2	6.5
Austria	258,766	246,353	12,413	5.0	5.0	5.0
Other Western Europe	260,070	140,176	119,894	85.5	85.1	7.0

Total Western Europe	1,559,206	1,225,254	333,952	27.3	27.4	6.4

Hungary	226,401	174,772	51,629	29.5	27.7	27.7
Other Central and Eastern Europe	299,292	202,613	96,679	47.7	35.6	13.9

Total Central and Eastern Europe	525,693	377,385	148,308	39.3	31.9	20.3

Corporate and other	755	4,169	(3,414)	(81.9)	(81.9)	(81.9)

Total UPC Holding	€2,085,654	€1,606,808	€478,846	29.8	28.2	9.4

	Three months ended		Increase		Increase (decrease)
Fourth Quarter	December 31,		(decrease)		excluding FX
						FX and
	2005	2004	€	%	FX %	Acquisitions %
	amounts in thousands, except % amounts
The Netherlands	€158,171	€154,909	€3,262	2.1	2.1	2.1
France	106,180	101,994	4,168	4.1	4.1	4.1
Austria	64,665	61,881	2,784	4.5	4.5	4.5
Other Western Europe	77,840	43,694	34,146	78.1	74.7	6.4

Total Western Europe	406,856	362,478	44,378	12.2	12.5	3.6

Hungary	57,238	47,920	9,318	19.4	22.2	22.2
Other Central and Eastern Europe	99,271	55,221	44,050	79.8	66.4	13.8

Total Central and Eastern Europe	156,509	103,141	53,368	51.7	45.9	17.7

Corporate and other	209	1,535	(1,326)	(86.4)	(86.4)	(86.4)

Total UPC Holding	€563,574	€467,154	€96,420	20.6	19.6	6.4

Operating Cash Flow

	Year ended		Increase		Increase (decrease)
Full Year	December 31,		(decrease)		excluding FX
						FX and
	2005	2004	€	%	FX %	Acquisitions %
	amounts in thousands, except % amounts
The Netherlands	€289,582	€302,293	€(12,711)	(4.2)	(4.2)	(4.2)
France	78,200	36,990	41,210	111.4	111.4	28.8
Austria	110,175	98,445	11,730	11.9	11.9	11.9
Other Western Europe	89,676	51,276	38,400	74.9	74.9	10.5

Total Western Europe	567,633	489,004	78,629	16.1	16.2	3.1

Hungary	87,042	66,369	20,673	31.1	29.1	29.1
Other Central and Eastern Europe	118,745	76,053	42,692	56.1	43.5	20.1

Total Central and Eastern Europe	205,787	142,422	63,365	44.5	36.8	24.3

Corporate and other	(4,693)	(12,248)	7,555	61.7	61.7	61.7

Total UPC Holding	€768,727	€619,178	€149,549	24.2	22.4	9.2

	Three months ended		Increase		Increase (decrease)
Fourth Quarter	December 31,		(decrease)		excluding FX
						FX and
	2005	2004	€	%	FX %	Acquisitions %
	amounts in thousands, except % amounts
The Netherlands	€68,928	€76,051	€(7,123)	(9.4)	(9.4)	(9.4)
France[7]	16,233	17,703	(1,470)	(8.3)	(8.3)	(8.3)
Austria	26,048	22,351	3,697	16.5	16.5	16.5
Other Western Europe	24,891	13,177	11,714	88.9	81.6	13.4

Total Western Europe	136,100	129,282	6,818	5.3	5.3	(2.4)

Hungary	21,569	17,351	4,218	24.3	27.2	27.2
Other Central and Eastern Europe	38,237	17,288	20,949	121.2	104.7	39.6

Total Central and Eastern Europe	59,806	34,639	25,167	72.7	66.0	33.4

Corporate and other	(667)	(5,055)	4,388	86.8	86.8	86.8

Total UPC Holding	€195,239	€158,866	€36,373	22.9	21.5	8.1

Operating Cash Flow Definition and Reconciliation
Operating cash flow is not a U.S. GAAP measure. Operating cash flow is the primary measure used by UPC Holding’s chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As UPC Holding uses the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding depreciation and amortization, stock-based compensation, related party management fees, and impairment, restructuring and other operating charges or credits). UPC Holding believes operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available U.S. GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because investors use it to compare our performance to other companies in our industry. A reconciliation of UPC

[7]	In July 2004, we acquired an 80% interest in Noos. In April 2005, we increased our interest in Noos to 100%. As we did not own 100% of Noos during 2004, the amount of overhead allocated by Europe Broadband to Noos during the fourth quarter of 2004 is significantly less than the amount allocated to Noos during the fourth quarter of 2005. Excluding the impact of all overhead allocations and FX, the operating cash flow of France increased 13.6% during the fourth quarter of 2005, as compared to the fourth quarter of 2004.

Holding’s total segment operating cash flow to UPC Holding’s earnings (loss) before income taxes, minority interest and discontinued operations is presented below for the year and three months ended December 31, 2005 and 2004. You should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other U.S. GAAP measures of income.

	Year ended		Three months ended
	December 31,		December 31,
	2005	2004	2005	2004
	amounts in thousands
Total segment operating cash flow	€768,727	€619,178	€195,239	€158,866
Stock-based compensation expense	(14,547)	(27,727)	9,464	(11,260)
Depreciation and amortization	(648,857)	(593,648)	(194,241)	(163,987)
Related party management (fees) credits	(3,046)	(39,206)	1,379	(39,048)
Impairment, restructuring and other operating (charges) credits	3,397	(31,020)	(969)	(16,354)

Operating income (loss)	105,674	(72,423)	10,872	(71,783)
Interest expense, net	(206,112)	(195,579)	(64,825)	(47,715)
Interest expense — related party	(549,853)	(682,335)	(136,577)	(177,364)
Interest income	6,822	3,376	1,561	1,013
Realized and unrealized gains (losses) on derivative instruments, net	177,047	(46,889)	78,287	(35,287)
Foreign currency transaction gains (losses), net	(171,495)	55,455	(28,733)	41,351
Gain(loss) on extinguishment of debt	(9,127)	28,441	—	—
Other income (expense), net	8,950	78	6,556	(3,579)

Loss before income taxes, minority interest and discontinued operations	€(638,094)	€(909,876)	€(132,859)	€(293,364)

Summary of Third Party Debt and Cash and Cash Equivalents
The following table details UPC Holding’s consolidated third party debt and cash and cash equivalents as of December 31, 2005, and December 31, 2004:

	Year ended
	December 31,
	2005	2004
	amounts in thousands
UPC Broadband Holding Bank Facility	€3,425,053	€2,880,275
UPC Holding 7 3/4% Senior Notes due 2014	500,000	—
UPC Holding 8 5/8% Senior Notes due 2014	300,000	—
Other debt, including capital lease obligations	49,151	40,090

Total third party debt	€4,274,204	€2,920,365

Cash and cash equivalents	€57,588	€134,586

Note: The summary of debt and cash and cash equivalents above does not include the pro forma effects of any acquisitions or disposals or additional debt incurred, if any, subsequent to December 31, 2005. The disposal of UPC Norway for approximately €448 million in proceeds, of which €175 million was used to repay debt, was completed on January 19, 2006.
Covenant Calculations
Based on the results for December 31, 2005, the ratio of Senior Debt to Annualised EBITDA (last two quarters annualized) for UPC Holding, as defined and calculated in accordance with the UPC Broadband Holding credit facility and upon reporting, was 3.83x. The ratio of Total Debt to Annualised EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding credit facility was 4.77x.

Capital Expenditure Summary
UPC Holding’s capital expenditures were approximately €532 million and €314 million for the year ended December 31, 2005 and 2004. The following table provides UPC Holding’s capital expenditure breakdown by segment for the year ended December 31, 2005 and 2004.

	Year ended
	December 31,
	2005	2004
	amounts in thousands
The Netherlands	€122,923	€68,260
France	103,652	55,644
Austria	38,933	43,246
Other Western Europe	59,252	37,620

Total Western Europe	324,760	204,770

Hungary	57,154	32,102
Other Central and Eastern Europe.	67,981	32,056

Total Central and Eastern Europe	125,135	64,158

Corporate and other	82,169	45,253

Total UPC Holding	€532,064	€314,171

Operating Data Table

	December 31, 2005
					Video				Internet		Telephone
		Two-way
	Homes	Homes	Customer	Total	Analog Cable	Digital Cable	DTH	MMDS	Homes		Homes
	Passed (1)	Passed (2)	Relationships (3)	RGUs (4)	Subscribers (5)	Subscribers (6)	Subscribers (7)	Subscribers (8)	Serviceable (9)	Subscribers (10)	Serviceable(11)	Subscribers (12)
UPC Holding
The Netherlands	2,645,800	2,521,600	2,239,500	3,009,700	2,150,300	85,300	—	—	2,521,600	478,100	2,396,300	296,000
France	4,611,700	3,361,600	1,618,800	1,921,800	928,600	563,800	—	—	3,361,600	295,000	2,370,500	134,400
Austria	957,500	954,200	584,100	926,100	455,900	44,000	—	—	954,200	275,900	920,500	150,300
Ireland	887,200	225,800	576,900	601,800	321,500	141,000	—	113,900	225,800	25,000	24,200	400
Sweden.	421,600	287,500	298,500	389,100	240,000	58,600	—	—	287,500	90,500	—	—
Belgium	156,600	156,600	146,500	167,800	127,000	5,500	—	—	156,600	35,300	—	—

Total Western Europe	9,680,400	7,507,300	5,464,300	7,016,300	4,223,300	898,200	—	113,900	7,507,300	1,199,800	5,711,500	581,100

Poland	1,914,800	932,200	1,023,300	1,124,600	1,000,900	—	—	—	932,200	122,500	825,200	1,200
Hungary	1,035,700	885,700	996,300	1,145,900	731,400	—	171,100	—	885,700	135,200	888,200	108,200
Czech Republic	743,000	402,100	431,400	486,400	298,300	—	112,500	—	402,100	75,600	—	—
Romania	1,913,800	944,100	1,338,100	1,411,600	1,333,900	4,000	—	—	818,800	55,200	661,100	18,500
Slovak Republic	429,200	238,000	305,000	323,300	256,900	—	17,300	28,300	223,200	20,800	—	—
Slovenia	125,300	79,300	108,300	126,400	108,300	—	—	—	79,300	18,100	—	—

Total Central and Eastern Europe	6,161,800	3,481,400	4,202,400	4,618,200	3,729,700	4,000	300,900	28,300	3,341,300	427,400	2,374,500	127,900

Total UPC Holding	15,842,200	10,988,700	9,666,700	11,634,500	7,953,000	902,200	300,900	142,200	10,848,600	1,627,200	8,086,000	709,000

Disc Operations — Norway	523,000	270,800	375,700	464,300	334,300	31,000	—	—	270,800	69,500	178,200	29,500

Grand Total	16,365,200	11,259,500	10,042,400	12,098,800	8,287,300	933,200	300,900	142,200	11,119,400	1,696,700	8,264,200	738,500

Footnotes to Operating Data Table:
(1)	Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for DTH and MMDS homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one home passed is equal to one MMDS subscriber.

(2)	Two-way Homes Passed are homes passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephone services.

(3)	Customer Relationships are the number of customers who receive at least one level of service without regard to which service(s) they subscribe. We exclude mobile customers from customer relationships.

(4)	Revenue Generating Unit (RGU) is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephone service and high-speed broadband Internet access service, the customer would constitute three RGUs. Total RGUs is the sum of Analog, Digital Cable, DTH, MMDS, Internet and Telephone Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period.

(5)	Analog Cable Subscriber is comprised of video cable customers that are counted on a per connection basis. We have 1.37 million “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service with only a few channels. An analog cable subscriber is not counted as a digital cable subscriber.

(6)	Digital Cable Subscriber is a customer with one or more digital converter boxes that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A digital subscriber is not counted as an analog subscriber. In the Netherlands where our mass digital migration project is underway, a subscriber is moved from the analog subscriber count to the digital subscriber count when such subscriber accepts delivery of our digital converter box and agrees to accept digital video service regardless of when the subscriber begins to receive our digital video service. The digital video service and the digital converter box are provided at the analog rate for six months after which the subscriber has the option to discontinue the digital service or pay an additional amount to continue to receive the digital service.

(7)	DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.

(8)	MMDS Subscriber is a home or commercial unit that receives our video programming via a multipoint microwave (wireless) distribution system.

(9)	Internet Homes Serviceable are homes that can be connected to our broadband networks, where customers can request and receive Internet access services.

(10)	Internet Subscriber is a home or commercial unit or EBU with one or more cable modems connected to our broadband networks, where a customer has requested and is receiving high-speed Internet access services. Such numbers do not include customers that receive services via resale arrangements.

(11)	Telephone Homes Serviceable are homes that can be connected to our networks, where customers can request and receive voice services.

(12)	Telephone Subscriber is a home or commercial unit or EBU connected to our networks, where a customer has requested and is receiving voice services. Telephone subscribers as of December 31, 2005, exclude an aggregate of 61,300 mobile telephone subscribers in the Netherlands. Mobile telephone services generate a significantly lower ARPU than broadband or Voice-over-Internet Protocol or “VoIP” telephone services. Also, such numbers do not include customers that receive services via resale arrangements.
Additional General Notes to the Table:
Table excludes systems owned by affiliates that were not consolidated for financial reporting purposes as of December 31, 2005, or that were acquired after December 31, 2005.
Subscriber information for recently acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.
Commercial contracts such as hotels and hospitals are counted by all our subsidiaries on an EBU basis. EBU is calculated by dividing the bulk priced charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service.